Exhibit 99.2

AcelRx Initiates Phase 3 Study of Zalviso® in Patients with Moderate-to-Severe Acute Post-Operative Pain

REDWOOD CITY, California, September 27, 2016 – AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of moderate-to-severe acute pain, announced today the initiation of the Phase 3 IAP312 study of Zalviso® (sufentanil sublingual tablet system), an investigational product candidate being developed for the management of moderate-to-severe acute pain in adult patients in a hospital setting. IAP312 is a multicenter, open-label study designed at the request of the Division of Anesthesia, Analgesia and Addiction Products of the U.S. Food and Drug Administration (FDA). The IAP312 study will enroll approximately 315 hospitalized, post-operative patients who will use Zalviso to self-administer sublingually tablets containing 15 micrograms of sufentanil as often as once every 20 minutes for 24-to-72 hours to manage their moderate-to-severe acute pain. In addition to safety and efficacy measures, IAP312 will collect information on device usability, including any incidence of Zalviso’s failure to dispense medication as well as the incidence of misplaced or dropped tablets.

Zalviso is a preprogrammed, patient-controlled analgesia (PCA) system designed to dispense a non-invasive sublingual formulation of sufentanil. Zalviso is currently approved by the European Commission and is marketed by Grunenthal GmbH, AcelRx's European commercial partner. Based on the Company’s experience in previous clinical trials and in Europe, AcelRx has incorporated certain software and hardware revisions to improve device usability and optimize system functionalities. AcelRx has worked with its commercial supply chain partners to produce the clinical materials for use in the IAP312 study.

“Anecdotal experience from Grunenthal’s Zalviso launch that began in April has been favorable, with patients and healthcare workers providing positive feedback on the pain control offered by sublingual sufentanil,” commented Howie Rosen, AcelRx's chief executive officer. “We look forward to conducting the IAP312 study and submitting the findings to the FDA so that they may consider the product for approval here in the U.S. We will provide an update on study duration once we are further along with enrollment.”

Three Phase 3 studies for Zalviso in a total of 768 patients have been completed to date: IAP309, IAP310 and IAP311, detailed information for which may be found on www.clinicaltrials.gov. In brief, IAP309 was a Phase 3 open-label, active comparator study, in which Zalviso was shown to be non-inferior (p<0.001), as well as superior (p=0.007), to intravenous (IV) PCA morphine based on the primary endpoint of Patient Global Assessment method of pain control comparison over the 48-hour trial period (PGA48). IAP310 and IAP311 were Phase 3 double-blind, placebo-controlled studies in which patients treated with Zalviso to manage their post-operative pain reported a greater summed pain intensity difference to baseline over 48 hours (SPID48, the primary endpoint) compared to placebo-treated patients (p=0.001 and p<0.001, respectively). The most common adverse events experienced by patients using Zalviso in these clinical studies were nausea, pyrexia (fever) and vomiting.

“We designed Zalviso to have characteristics that would offer patients and healthcare providers benefits over IV morphine, the current standard of care for the treatment of moderate-to-severe acute pain in hospitalized patients,” concluded Dr. Pamela Palmer, AcelRx’s co-founder and chief medical officer. “The initiation of IAP312 is an important milestone, as it represents what we expect to be the last step in the Zalviso clinical development program, bringing a product that we believe can offer patients a new option for treating their moderate-to-severe acute pain, closer to market.”

About AcelRx Pharmaceuticals, Inc.

AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of moderate-to-severe acute pain. The Company's late-stage pipeline includes ARX-04 (sufentanil sublingual tablet, 30 mcg), designed for the treatment of moderate-to-severe acute pain in medically supervised settings; and Zalviso® (sufentanil sublingual tablet system), designed for the management of moderate-to-severe acute pain in adult patients in the hospital setting. Zalviso delivers 15 mcg sufentanil sublingually through a non-invasive delivery route via a pre-programmed, patient-controlled analgesia device. Zalviso is approved in the EU as well as Norway, Iceland, and Liechtenstein and is investigational and in late-stage development in the U.S. Grunenthal Group holds the rights for Zalviso in Europe and Australia, while AcelRx retains all other world-wide rights.

For additional information about AcelRx's clinical programs, please visit www.acelrx.com.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the process and timing of anticipated future development of AcelRx's product candidates, ARX-04 (sufentanil sublingual tablet, 30 mcg) and Zalviso® (sufentanil sublingual tablet system), including the ARX-04 clinical trial results; anticipated submission of the New Drug Application (NDA) for ARX-04 to the U.S. Food and Drug Administration (FDA); AcelRx's pathway forward towards gaining approval of Zalviso in the U.S.; the anticipated timing, design and results of IAP312 clinical trial for Zalviso; anticipated resubmission of the Zalviso NDA to the FDA; and the therapeutic and commercial potential of AcelRx's product candidates, including potential market opportunities for ARX-04 and Zalviso. These forward-looking statements are based on AcelRx Pharmaceuticals' current expectations and inherently involve significant risks and uncertainties. AcelRx Pharmaceuticals' actual results and timing of events could differ materially from those anticipated in such forward-looking statements, and as a result of these risks and uncertainties, which include, without limitation, risks related to AcelRx Pharmaceuticals' ARX-04 development program, including anticipated submission of the ARX-04 NDA and the fact that the FDA may dispute or interpret differently clinical results obtained to date from the Phase 3 studies of ARX-04; AcelRx's ability to successfully execute the pathway towards a resubmission of the Zalviso NDA, including the successful completion of the IAP312 clinical study for Zalviso; any delays or inability to obtain and maintain regulatory approval of its product candidates including ARX-04 in the United States and Europe, and Zalviso in the United States; the uncertain clinical development process, including adverse events; the risk that planned clinical trials, including IAP312 for Zalviso, may not have an effective clinical design, enroll a sufficient number of patients, or be completed on schedule, if at all; the success, cost and timing of all development activities and clinical trials, including the IAP312 clinical study for Zalviso; and other risks detailed in the "Risk Factors" and elsewhere in AcelRx's U.S. Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q filed with the SEC on July 29, 2016. AcelRx undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contacts:

Timothy E. Morris

Chief Financial Officer

650.216.3511

tmorris@acelrx.com

Brian Korb

The Trout Group LLC

646.378.2923

bkorb@troutgroup.com

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